April 13, 2010

Dear Drinks Americas Shareholder,

I have promised a letter to shareholders with an assessment of how we are progressing at Drinks Americas on our overall business and on our venture with Mexcor International Wine and Spirits.  I am happy to say returning from the annual Wine and Spirits Wholesalers meeting in Las Vegas that we are making substantial progress in moving the sales of the company forward. The production and inventory build that the agreement is supporting has enabled us to produce and ship close to 10,000 cases since we announced the agreement.

Currently, 5,000 cases of Olifant are being produced in Holland against sales orders in hand, approximately 1,600 cases of Old Whiskey River have sold and are shipping this week and an additional 1,500 cases of  Damiana have been shipped.  Mexcor has already generated orders for these cases. There is also a container of Trump Vodka, approximately 1200 cases leaving Holland this week.

I am also able to report that there are a portion of these Old Whiskey River and Olifant cases going to chain authorizations that have been obtained in California. The new Trump Soho Hotel is also featuring Trump Super Premium Vodka and Trump Citron in the new spectacular Manhattan hotel opening this week.

Our agreement with Mexcor pays us a per case net royalty payment on each case of product sold. While our evolving business model will lower our overall per case revenue from the prior business model, we will dramatically grow our margins and accelerate our timeline to profitability.

Drinks Americas has been very professional in changing over our compliance and regulatory filings for alcoholic beverages so that the transition between Drinks and Mexcor shipments as the distributor of record is done adhering to all the various administrative filings that come with our industry.

As we announced in our recent press release of March 23, 2010, the Company reduced its third quarter payables and short-term debt by $383,000 from last fiscal quarter and additionally paid down $200,000 of its long-term debt. We continue to work down our outstanding payables debt and reduce our historical overhead annual run rate of more than $4.8 million to a run rate approximating $1.2 million annually.

I am very happy that the business model is working as we move forward and the economy evolves.  I would also note I have increased my ownership of the Company’s common stock by 4 million shares last week and another 5 million shares this week. This is a reflection of my faith in the Company.

I will continue to keep you updated on our progress at Drinks Americas Holdings, Ltd.

J. Patrick Kenny
President and CEO
Drinks Americas Holdings Ltd.